Exhibit 10.13

Execution Copy

AMENDED AND RESTATED

CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT, dated as of January 5, 2009 (this “Agreement”), by and between Kolltan Pharmaceuticals, Inc., a Delaware corporation (“Kolltan”), and Joseph Schlessinger, Ph.D. (the “Consultant”) amends and restates the Consulting Agreement, dated as of April 29, 2008, by and between Kolltan and the Consultant (the “Existing Agreement”).

W I T N E S S E T H:

WHEREAS, pursuant to the Existing Agreement Kolltan has retained the Consultant to perform consulting services for Kolltan, and the Consultant has been rendering such services to Kolltan, upon the terms and subject to the conditions set forth in the Existing Agreement;

WHEREAS, contemporaneously with the execution and delivery of the Existing Agreement by the parties, Kolltan and the Consultant executed and delivered, one to the other, a License Agreement of even date with the Existing Agreement (the “License Agreement”) and a Restricted Stock Agreement of even date with the Existing Agreement (the “Restricted Stock Agreement”); and

WHEREAS, Kolltan and the Consultant wish to amend certain terms of the Existing Agreement as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto hereby amend and restate the Existing Agreement and agree as follows:

Section 1.                                          Engagement.  Kolltan hereby engages the Consultant to perform consulting services, and the Consultant hereby agrees to render such services to Kolltan, upon the terms and subject to the conditions hereinafter set forth.

Section 2.                                          Term.  The engagement of the Consultant by Kolltan hereunder shall be effective and shall commence on April 29, 2008 and shall continue thereafter until December 31, 2012, unless sooner terminated pursuant to Section 24 (the “Initial Term”). Unless the Consultant’s engagement under this Agreement is earlier terminated in accordance with Section 24, the Initial Term shall be automatically extended for successive renewal terms of one year each (each a “Renewal Term”) unless either (1) the Consultant gives Kolltan notice at least 90 days prior to the end of the then current Term (as defined herein) that such Term shall not be so extended or (2) the Board of Directors of Kolltan, based on a resolution duly adopted by the affirmative vote of a majority of the whole Board of Directors, removes the Consultant as Chief Scientific Officer by action taken, and notice given by Kolltan to the Consultant, at least 90 days prior to the end of the then current Term.  The first Renewal Term shall commence on the day following the expiration of the Initial Term and each subsequent Renewal Term shall commence on the day following the date of expiration of the immediately preceding Renewal Term. As used herein, “whole Board of Directors” means the number of directors of Kolltan who would be in office if there were no vacancies in the Board of Directors.

Section 3.                                          Acknowledgment of Consultant’s Other Employment.  Kolltan acknowledges that the Consultant is employed by the Department of Pharmacology at the Yale University (“Yale”) School of Medicine, and that such employment imposes certain restrictions on the Consultant, including, without limitation, restrictions on the amount of time that the Consultant may spend on activities outside Yale, the positions the Consultant may hold in commercial enterprises outside Yale, limitations on the use of Yale’s facilities for the benefit of commercial enterprises, conflicts of interest and other matters.  Kolltan also acknowledges that Yale’s restrictions and policies may change from time to time and that if during the Term the Consultant is employed by a different academic institution the Consultant will become subject to restrictions that may differ from those imposed by Yale.  The policies of Yale and any other such academic institution (each, a “University”) are referred to in this Agreement as the “University Policies.”  The Consultant shall use reasonable efforts to assure that in performing his consulting services under this Agreement he complies with the University Policies.  In the event of any conflict between the University Policies and this Agreement or Kolltan’s policies regarding the respective obligations of the Consultant to each such entity, Kolltan and the Consultant shall use reasonable efforts to resolve such conflict, but the University Policies shall govern.

Section 4.                                          Scope of Services.  (a) Upon the request of Kolltan, and on such dates and at such times during the Term as are agreed upon by Kolltan and the Consultant, the Consultant shall render consulting services related to the research, development and commercialization of Kolltan’s products in the Field.  The parties acknowledge that at the time they entered into the Existing Agreement Kolltan was seeking to negotiate, and thereafter and prior to the date hereof Kolltan and Yale have entered into (1) an Exclusive License Agreement with Yale (the “Yale License Agreement”) under which Kolltan obtained the right and license to use certain intellectual property owned by Yale, including patent applications and any patents that may be issued on certain inventions made by the Consultant and others working in the Consultant’s laboratory at Yale, rights to which the Consultant has assigned to Yale, and (2) a Research Agreement with Yale (the “Research Agreement”) under which Kolltan has agreed to sponsor research to be conducted under the supervision of Irit Lax, Ph.D. to be conducted in the Consultant’s laboratory at Yale, in each such case upon the terms and subject to the conditions of such agreement.  The Consultant shall review such agreements to become familiar with the terms thereof.

(b)                                 As used in this Agreement, the following terms shall have the respective meanings:

“Field” shall mean all therapeutic, diagnostic and prophylactic indications and uses that may induce, inactivate or otherwise modulate an RTK for the purpose of treating a disease or condition in humans or animals.

“RTK” means any or all of the c-kit receptor, fms-receptor, Flt3-receptor, PDGF-receptor-alpha, PDGF-receptor-beta, Flt1-receptor, KDR-receptor, FLT4-receptor, and FGFR1, FGFR2, FGFR3, FGFR4 receptor tyrosine kinases and such other receptor tyrosine kinases with respect to which Kolltan may from time to time be engaged in research or development or the marketing or sale of products, and their intracellular signalling pathways.

(c)                                  The Consultant shall consult with Kolltan on the planning, execution and results of the research to be conducted pursuant to the Research Agreement.

(d)                                 The Consultant shall use reasonable measures to provide the consulting services in a manner that establishes that any Trade Secrets or Intangible Property arising therefrom is the sole and exclusive property of Kolltan pursuant to this Agreement.

(e)                                  The Consultant will hold the position and be granted the titles of Chairman of the Scientific Advisory Board (the “SAB”) and Chief Scientist.  The Consultant shall be entitled to serve as a member of Kolltan’s Board of Directors, subject to election from time to time by the stockholders.  The Consultant shall also be entitled to serve as a member of Kolltan’s Clinical Advisory Board (the “CAB”).  In the Consultant’s position as Chief Scientist, the Consultant shall have such responsibilities and perform such duties as specified from time to time by Kolltan’s Board of Directors and Chief Executive Officer, but in no event shall the position of Chief Scientist constitute the Consultant an executive officer of Kolltan.

(f)                                   The Consultant agrees to make available so much of his professional time and effort as Kolltan requests and the Consultant determines is appropriate to Kolltan’s needs, and in accordance with applicable University Policies.

Section 5.                                          Compensation.  (a) As compensation for the consulting services to be rendered by the Consultant pursuant to the Existing Agreement and as consideration for the License Agreement, Kolltan has issued to the Consultant 4,200,000 shares (after giving effect to Kolltan’s reverse stock split on July 23, 2008) of Common Stock, $.001 par value (the “Common Stock”), of Kolltan, pursuant to the Restricted Stock Agreement.

(b)                                 As additional compensation for the additional consulting services to be provided by the Consultant pursuant to this Agreement Kolltan shall:

(1)                                 pay the Consultant consulting fees during the Term at the rate of $150,000.00 per year, payable monthly in arrears in equal installments, retroactively commencing July 1, 2008 (the “Consulting Fee”); and

(2)                                 within 90 days after the parties execute and deliver this Agreement, grant the Consultant an option under the Kolltan Pharmaceuticals, Inc. 2008 Equity Incentive Plan (the “Plan”) to purchase 75,000 shares (the “Option”) of Common Stock for his service as Chief Scientist of Kolltan.  The strike price of the Option per share of Common Stock will be the fair market value of the Common Stock on the date Kolltan grants the Option.  The Option shall vest in installments of 25,000 shares on July 1, 2009 and 6,250 shares on each January 1, April 1, July 1, and October 1 thereafter, commencing October 1, 2009, in each case so long as any requirements for vesting are met. The events or circumstances in which vesting of the Option will occur, cease, or accelerate and in which the vested portion of the Option may cease to be exercisable shall be the same as established generally for stock options Kolltan grants to its initial employees, including Mr. Yaron Hadari, and shall be set forth in the written instrument setting forth the Option and its terms.  The Option shall be subject to the terms of the Plan and any written instrument setting forth the terms of the Option. The Consultant shall also be entitled to receive grants of stock options in the amounts equal to the grants awarded to directors generally who are not executive officers of Kolltan, which shall be an initial grant of options to purchase 75,000 shares of Common Stock or such greater number of shares as may be approved by the Board, and to receive further grants as Chairman of the SAB, which shall be an initial grant of options to purchase at least 75,000 shares of Common Stock, and as a member of the CAB.

Kolltan shall pay the Consulting Fee for the period from July 1, 2008 to December 31, 2008 on or after January 5, 2009 and on or before January 15, 2009.

(c)                                  During the period October 1, 2010 to November 30, 2010 (the “Evaluation Period”), Kolltan’s Board of Directors shall have the right to evaluate the rate of the Consulting Fee and the extent to which the Consultant has made himself available for providing consulting services hereunder as provided in Section 4(f) and the scientific contributions Kolltan has received from the Consultant’s services hereunder.  If, by a resolution duly adopted by the affirmative vote of a majority of the whole Board of Directors during the Evaluation Period, the Board of Directors determines, based on such evaluation, to propose a change in the rate of the Consulting Fee for the balance of the Initial Term, then Kolltan and the Consultant shall meet to discuss and to negotiate in good faith changes to the terms of this Agreement respecting the rate of the Consulting Fee and the Consultant’s commitment to provide services hereunder. In the absence of such an agreement (made in accordance with Section 19) so to modify this Agreement, the terms hereof shall remain in effect.  In case of any reduction in the amount of the Consulting Fee by reason of the procedure specified in this Section 5(c), the Consultant shall be entitled to reduce the amount of his time he provides consulting services under this Agreement as provided in Section 4(f).

Section 6.                                          Reimbursement of Expenses.  Kolltan will reimburse the Consultant for reasonable out-of-pocket expenses properly incurred by the Consultant on behalf of and for the benefit of Kolltan in rendering his services hereunder, in accordance with Kolltan policies that are in effect from time to time;

provided, however, that the Consultant shall submit written vouchers to Kolltan evidencing such expenses and the purposes for which the same were incurred, as and to the extent required by Kolltan’s policies in effect from time to time.

Section 7.                                          Non-Disclosure of Confidential Information.  (a) The Consultant acknowledges and agrees that his rendering of consulting services to Kolltan will necessarily involve his understanding of and access to “Trade Secrets” (as hereinafter defined) and confidential information pertaining to Kolltan, its proprietary technology and its business.  Accordingly, the Consultant agrees that during the Term, and at all times thereafter, he will not disclose to any third party not authorized by Kolltan or use for his own benefit any of the Trade Secrets or confidential information pertaining to Kolltan, its proprietary technology or its business, including the “Intangible Property” (as hereinafter defined in Section 9), during the Term of the license provided in the Yale License Agreement, the Technology (as defined in and subject to the Yale License Agreement) and all other proprietary rights licensed by Kolltan from Yale and other third parties (subject to the terms of such licenses), but excluding (1) the use for academic research in the Consultant’s position as a member of Yale’s faculty of the technology and patents that may be licensed to Kolltan under the Yale License Agreement to the extent Yale reserves a right to so use such technology and (2) other proprietary rights of Yale and other third parties that the Consultant is entitled to use apart from his activities providing consulting services under this Agreement.

(b)                                 For the purposes hereof, “Trade Secrets” are information which is proprietary to or licensed by Kolltan, not generally known to the trade and which give Kolltan an advantage over its competitors.  Trade Secrets include, without limitation, research being planned and developed by Kolltan, research methods and processes used by Kolltan, materials used in research by Kolltan, inventions by Kolltan, information concerning the filing or pendency of patent applications by Kolltan, and Kolltan’s business and legal plans, finances, competitive position, customers and vendors.  Trade Secrets do not include, and this Section 7(a) shall not apply to, information which:

(i)                                     is in the public domain at the time of disclosure,

(ii)                                  is properly in the possession of the Consultant prior to the time of such disclosure (except the Technology and information relating to the Technology to the extent of Kolltan’s rights thereto),

(iii)                               after disclosure to the Consultant, enters the public domain through no act or omission of the Consultant,

(iv)                              after disclosure is received by the Consultant from a third party, unless the Consultant knows the third party is not entitled to disclose the information, or

(v)                                 is developed by the Consultant independent of his consulting services rendered pursuant to this Agreement and which is not then licensed to Kolltan, including information (whether or not pertaining to the

Technology) developed by the Consultant while he is working on behalf of the University or another employer.

Section 8.                                          Kolltan’s Property.  (a) The Consultant agrees that all memoranda, notes, records, notebooks, letters, instruments, drawings, designs, models, prototypes, specifications, customer lists, proposals, business plans, materials, other documents, databases or copies thereof, containing confidential information of any type or description, made or compiled by the Consultant, or made available to the Consultant, concerning Kolltan, its proprietary technology or its business, shall be Kolltan’s sole property and shall be delivered to Kolltan upon the termination of the Term or promptly after a request at any time or from time to time during the Term.

Section 9.                                          Ownership of Inventions.  The Consultant agrees that any inventions, improvements, processes, designs, materials, products, developments or discoveries (whether or not subject to patent, copyright or trademark protection) (all of the foregoing being hereinafter referred to as “Intangible Property”) that he may conceive, make, invent, develop, suggest or reduce to practice during the time he is working on behalf of Kolltan (whether individually or jointly with any other person or persons), and not at the facilities of a University or in pursuit of projects undertaken by him on behalf of Kolltan, relating in any way to the business of Kolltan or the general biotechnology industry of which Kolltan is a part (but excluding any such Intangible Property that he may conceive, make, invent, develop, suggest or reduce to practice while working at his laboratory at a University or using facilities of a University or to which a University is otherwise entitled by the terms of the Consultant’s employment by such University), shall be the sole, exclusive and absolute property of Kolltan.

(b)                                 The Consultant will immediately disclose to Kolltan in writing any such Intangible Property which by the terms of this Agreement is owned by Kolltan and will, at any time, whether during or following the Term, at Kolltan’s reasonable request and without additional compensation, execute and deliver to Kolltan such assignments, certificates or other instruments as Kolltan may from time to time reasonably deem necessary or desirable to effect disclosure thereof and/or to evidence, establish, maintain, perfect, protect, enforce or defend Kolltan’s right, title and interest in and to such Intangible Property.  Kolltan shall assume and hold the Consultant harmless with respect to any and all expenses and liabilities arising from the Consultant’s execution and delivery of such assignments, certificates and instruments.  The Consultant agrees, upon the reasonable request of Kolltan, to execute any patent, trademark or copyright documents covering such Intangible Property owned by Kolltan, as well as any documents which reasonably may be considered necessary or helpful by Kolltan in the prosecution of applications for patent, trademark or copyright protection thereon in the United States and/or any foreign countries, and in the prosecution of applications for the reissue or renewal of such patents, copyrights or trademarks, or which may relate to any litigation or controversy in connection therewith, all expenses and liabilities (including, without limitation, any arising from claims made or threatened against the Consultant) incident to the filing of such applications, the prosecution thereof and the conduct of any such litigation to be borne by Kolltan.  Upon request by and at the expense and risk of Kolltan, the Consultant shall assist in locating writings and other physical evidence relating to the Intangible Property owned by Kolltan and produced by the Consultant, shall provide unrecorded information relating to such Intangible Property, and shall give testimony in any proceeding in which any of such Intangible Property, or any application or patent, copyright or trademark relating thereto, may be involved.

Section 10.                                   Copyrights.  The Consultant shall promptly disclose to Kolltan any and all publishable and/or copyrightable material which he produces, composes, or writes, individually or in collaboration with others, which arises out of work undertaken by him on behalf of Kolltan pursuant to this Agreement.  All of such works shall be works for hire and the Consultant hereby assigns to Kolltan all his interest in such copyrightable materials, and will sign all documents and do all other acts necessary to assist Kolltan in obtaining copyrights on such material in any and all countries, all at the expense and risk of Kolltan.

Section 11.                                   Non-Solicitation of Employees.  During the Term and for a period of one year thereafter, the Consultant will not directly or indirectly: (i) employ, hire, or cause to be employed or hired, any person who is then employed by Kolltan or was so employed within six months prior thereto; or (ii) cause, invite, solicit, entice or induce any such person to terminate his employment with Kolltan.  Notwithstanding the foregoing, if the Consultant terminates the Term pursuant to Section 24(a) hereof or if the Term automatically terminates pursuant to Section 24(b), the restrictions set forth in this Section 11 automatically shall cease to apply and shall become null and void.

Section 12.                                   Non-Competition.  During the Term, the Consultant shall not, without the prior written consent of the Board of Directors of Kolltan, either directly or indirectly through any other person, firm or corporation engage or participate in, render consulting, advisory or other services to or make any financial investment in any firm, corporation or other business enterprise engaged, for profit, in research, development or marketing of pharmaceutical products or biological reagents in the Field.  Notwithstanding the foregoing, Kolltan hereby consents to the Consultant retaining his relationships with Plexxikon, Inc.  Nothing contained herein, however, shall restrict the Consultant from (i) acquiring any debt security of any publicly-held company so long as such investment does not give him the right to control or influence the policy or decisions of any such business or enterprise, (ii) acquiring or holding stock in any publicly-held company so long as such ownership does not exceed 5% of the total outstanding stock of such company, (iii) working for any University as described in Section 3, or (iv) working for any other non-profit institution or organization, such as another academic institution or other organization.  If the Consultant becomes employed or renders services within the commercial and/or for-profit sector during the Term (other than on behalf of Kolltan) in breach of this Section 12, then Kolltan, in addition to any other remedies it may have under this Agreement or otherwise, shall have the right to terminate the Term in accordance with Section 24(a).

Section 13.                                   Injunctive and Other Equitable Relief.  Each party acknowledges that, in the event of a breach or threatened breach of any of Sections 7,

8, 9, 10, 11, and 12 by such party, the other party would sustain irreparable injury and damage.  Therefore, in addition to any other remedies which a party may have under this Agreement or otherwise, each party shall be entitled to the remedies of injunction, specific performance and other equitable relief for a breach or threatened breach by the other party of any of Sections 7, 8, 9, 10, 11, and 12.  This Section 13 shall not, however, be construed as a waiver of any of the rights which either party may have for damages or otherwise.

Section 14.                                   No Conflicting Agreements.  (a) The Consultant represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from performing the consulting services in accordance with the terms and conditions of this Agreement.  The Consultant shall not, in the course of performing consulting services under this Agreement, use any confidential, proprietary, or technical information known to the Consultant that is the property of any third party unless the Consultant shall have the right to use such information in the course of providing consulting services to Kolltan.

(b)                                 Kolltan represents and warrants that it is not a party to any agreement, contract or understanding, which would in any way restrict or prohibit it from performing its obligations hereunder in accordance with the terms and conditions of this Agreement.

Section 15.                                   Relationship of the Parties.  (a) In all activities hereunder, the Consultant shall be an independent contractor and Kolltan shall have no liability whatsoever for withholding, collection or payment of income or payroll taxes or for taxes of any other nature on behalf of the Consultant.

(b)                                 Nothing contained herein shall be deemed (i) to make either party or any employee of such party the agent, employee, joint venturer or partner of the other party or (ii) to provide either party or any employee of such party with the power or authority to act on behalf of the other party or to bind the other party to any contract, agreement or arrangement with any other person.

(c)                                  All personnel employed or otherwise engaged by either party shall be the agents, servants and employees of such party only, and the other party shall incur no obligations or liabilities, express or implied, by reason of, or with respect to, the conduct of such personnel.

Section 16.                                   Assignment.  This Agreement may not be assigned by either party, and no obligation owed or performable by either party hereunder may be delegated, without the prior written consent of the other party.  Any attempted assignment or delegation by either party without any such prior written consent of the other party shall be void and ineffective for all purposes.

Section 17.                                   Non-Disparagement.  Each party expressly agrees to refrain from uttering any disparaging remarks concerning the other or making any other statement, oral or written, which portrays the other in an unfavorable light or subjects the other to scorn, obloquy or ridicule.

Section 18.                                   Notices.  All notices, requests, consents or other communications given by either party hereto shall be in writing and shall be deemed duly given if personally delivered or mailed by certified mail, return receipt requested, postage prepaid (effective upon delivery thereof as evidenced by such return receipt), to the other party at its address set forth below or at such other address as such other party may hereafter designate in the manner herein provided.

If to Kolltan, at:

Kolltan Pharmaceuticals, Inc.

50 Rock Hill Road

Woodbridge, Connecticut 06525

Attention:  Chief Executive Officer

If to the Consultant, at:

Dr. Joseph Schlessinger

50 Rock Hill Road

Woodbridge, Connecticut 06525

Section 19.                                   Final Agreement; Amendments.  This Agreement supersedes all prior negotiations, representations and agreements made by and between the parties respecting the subject matter hereof.  No alteration, amendment or modification of any of the terms or provisions of this Agreement shall be valid unless made pursuant to an instrument in writing signed by each of the parties hereto.

Section 20.                                   Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof.

Section 21.                                   Dispute Resolution.  (a) The parties hereto agree that they shall use their best efforts to settle amicably any disputes, differences or controversies arising between the parties out of or in connection with this Agreement.  However, subject to the limitations set forth in the final sentence of this Section 21(a) and in Section 21(b), any such disputes, differences or controversies, if not so settled within thirty (30) days after the occurrence thereof, shall be finally and exclusively determined by arbitration.  Unless the parties otherwise agree, arbitration shall be held in New York, New York.  Any such arbitration shall be conducted by three arbitrators who are appointed and who shall conduct such arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining.  The parties hereby empower such arbitrators to grant the equitable relief described in Section 13 hereof as necessary to resolve any dispute between the parties.  Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party to which the subject matter of this Agreement may be relevant.

(b)                                 Notwithstanding Section 21(a) above, Kolltan may seek emergency injunctive relief, emergency specific performance or other emergency equitable relief in a state court of the State of Connecticut or the State of New York or the United States District Court for the State of Connecticut or sitting in The City of New York, Borough of Manhattan with respect to a breach or threatened breach by the Consultant of Section 7, 8, 9, 10, 11, or 12 hereof.  The Consultant hereby consents to the personal jurisdiction of any such court and agrees to be sued in such court in the circumstances described in the preceding sentence.  The Consultant agrees that any and all process directed to it in any such litigation may be served upon him outside of the State of Connecticut or the State of New York with the same force and effect as if service had been made within the State of Connecticut or the State of New York.

Section 22.                                   Section Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 23.                                   Severability; Reformation.  If at any time subsequent to the date of the Existing Agreement any provision of this Agreement shall be held by any court or arbitration panel of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.  Furthermore, if any provision of this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

Section 24.                                   Termination.  (a) Either party shall have the right to terminate the Term upon a breach of this Agreement, the License Agreement or the Restricted Stock Agreement by the other party as described in this Section.  The party wishing to terminate this Agreement shall provide the other party with notice describing in reasonable detail the alleged breach, and the recipient shall have 30 days after receipt of such notice in which to cure the alleged breach.  If the breach is not cured within such 30-day period, then if such breach is continuing, the non-breaching party shall then have the right to terminate the Term at any time after the end of such 30-day period by notice to the other party.  In case the Consultant terminates the Term based on a breach by Kolltan, Kolltan shall be obligated to continue to pay the Consulting Fee through the date on which the Term would have ended in the absence of such termination.

(b)                                 If the Consultant terminates the License Agreement in accordance with its terms, the Consultant shall have the right to terminate the Term by notice to Kolltan, in which case Kolltan shall continue to pay the Consulting

Fee through the date on which the Term would have ended in the absence of such termination.

Section 25.                                   Effects of Termination.  Termination of the Term shall not release the Consultant or Kolltan from any obligation or liability to the other which shall have matured prior to termination, nor shall termination rescind or require repayment of any payment or consideration made or given by either party, except as otherwise provided herein and in the Restricted Stock Agreement.  The rights and obligations of the parties set forth in Sections 6, 7, 8, 9, 10, 11 (subject to the limitations set forth therein), 13, 17, and 21 shall remain in effect.

Section 26.                                   No Third Party Beneficiaries.  This Agreement is entered into for the sole protection and benefit of the Consultant and Kolltan, and no other person shall have any rights under this Agreement.

Section 27.                                   Concerning License and Restricted Stock Agreements.  The parties hereby confirm that the License Agreement and the Restricted Stock Agreement remain in full force and effect in accordance with their terms.  Nothing herein shall amend or modify the Restricted Stock Agreement or shall limit the Consultant’s rights thereunder.

[signature page follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

KOLLTAN PHARMACEUTICALS, INC.

By:	/s/ Michael Schmertzler.
Michael Schmertzler.
Chief Executive Officer

/s/ Joseph Schlessinger, Ph.D.
Joseph Schlessinger, Ph.D.